Exhibit 99

Final Transcript

CTG: CTG Conference Call

February 21, 2008/10:00 a.m. EST

SPEAKERS

Debra Pawlowski

James Boldt – President & CEO

Brendan Harrington – Senior Vice President & CFO

ANALYSTS

Rick D’Auteuil – Columbia Management

Bill Ditullio – Boenning & Scattergood

PRESENTATION

Moderator	Ladies and gentlemen, thank you for standing by. Welcome to the CTG Fourth Quarter Earnings conference call. At this time, all participants are in a listen-only mode. Later, we will conduct a question and answer session. (Operator’s instructions.) As a reminder, today’s conference is being recorded, and I would like to turn the conference over to Debra Pawlowski.

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D. Pawlowski	Thank you, Shannon and good morning, everyone. We certainly appreciate your time and your interest in CTG. On the call today, we have President, Chief Executive Officer, Jim Boldt; and Brendan Harrington, Senior Vice President and Chief Financial Officer.

Jim and Brendan are going to review the results for the fourth quarter and full year 2007 and update you on the company’s strategy and outlook. We’ll follow with an opportunity for Q&A. If you don’t have the press release discussing our financial results, you can access it at the company’s Web site at www.ctg.com.

Before we begin, I want to mention that statements in the course of this conference call that state the company’s or management’s intentions, hopes, beliefs, expectations and predictions for the future are forward-looking statements. It’s important to note that the company’s actual results could differ materially from those projected.

Additional information concerning factors that could cause actual results to differ from those in the forward-looking statements is contained in our earnings release, as well as in the company’s SEC filings. You can find them at our Web site or the SEC’s Web site at www.sec.gov. So please,

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Host: James Boldt

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review our forward-looking statements in conjunction with these precautionary factors.

With that, I’d like to turn it over to Jim to begin the discussion. Jim?

J. Boldt	Good morning, everyone. This is Jim Boldt. I want to thank you for joining us this morning for our fourth quarter conference call. As you saw in our earnings release, our fourth quarter revenue and earnings were at the midpoint of our guidance. We’re certainly pleased with the fact that before merger evaluation costs, net income in the fourth quarter increased by 34%. Our higher margin solutions business continues to grow, causing us to be very optimistic about our outlook for 2008.

I’m going to talk more about our business and expectations in a minute, but first I’m going to ask Brendan to start us off with a review of our financial results. Brendan?

B. Harrington	Thanks, Jim. Good morning. For the fourth quarter of 2007, CTG’s revenues were $84.5 million, an increase of approximately $6.5 million, or 8.3% compared with the fourth quarter of 2006. Net income of $1.2

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million in the fourth quarter of 2007 grew at a faster rate than revenue and increased by 13% from $1.1 million in the fourth quarter of 2006.

For the quarter, net income per diluted share was $0.07 and net income per diluted share, excluding equity compensation, was $0.08. These results include approximately $200,000 or $.01 per diluted share that CTG recorded in costs related to advisory fees incurred in connection with our consideration of two unsolicited merger proposals from RCM Technologies, Inc. As mentioned in the release, our board unanimously rejected both proposals. We expect an additional $200,000 in advisory fees in the first quarter as we close out the activities associated with these proposals.

When you exclude the merger evaluation fees from our fourth quarter results, operating income was $2.2 million, 9.5% higher than in 2006 fourth quarter. Net income excluding these fees was $1.4 million or $0.09 per diluted share, a 34% increase from 2006 fourth quarter net income. Our 2007 fourth quarter net income and net income per diluted share before both merger evaluation costs and equity-based compensation expense was $1.6 million or $0.10 per diluted share, a 26% increase from $1.3 million or $0.08 per diluted share in the fourth quarter of 2006.

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Host: James Boldt

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The proportion of solutions revenue in 2007 was 32% of total revenue or $105.3 million, compared with 30% or $98.2 million in 2006. This represents 7% growth in our solutions revenue.

Direct costs as a percentage of revenue were 77.8% in the fourth quarter compared with 75.5% in the fourth quarter of 2006, and 77.3% in the third quarter of 2007. Slightly higher direct costs were primarily due to lower utilization of billable staff.

Operating margin, including merger evaluation costs, was 2.6% of revenue for both the fourth quarter of 2007 and 2006. We had $27.9 million of revenue from IBM, our largest staffing customer in the fourth quarter of 2007, compared with $23.7 million in the fourth quarter of 2006. This represents 33% and 30% of total revenue in the 2007 and 2006 fourth quarters respectively.

The majority of growth in staffing was from IBM. Although they made a major cutback in the third quarter of 2006, we did see solid improvement in this last quarter.

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Quarterly revenue from our European operations was $19.8 million in the 2007 fourth quarter, a 23% increase from the $16.1 million recorded in last year’s fourth quarter. Foreign exchange fluctuations accounted for 12% of the 23% increase in our European revenue this quarter. The remainder reflects our efforts to expand in the healthcare and financial services verticals.

The tax rate for the 2007 fourth quarter was 36.5%. The tax rate for the full year of 2007 was 37.6%. The rate decreased from approximately 43% in 2006, due to the utilization of net operating loss carry-forward in 2007. The expected tax rate for 2008 is between 38% and 40%.

The company had 3,400 employees at the end of the fourth quarter of 2007, of which approximately 88% are billable resources.

On the balance sheet, our days sales outstanding decreased to 58 days from 63 days at the end of 2006. Our days sales outstanding decreased from 60 days at the end of the third quarter of 2007.

Our cash provided by operations in the fourth quarter was approximately $600,000. We had $772,000 in capital expenditures and recorded

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depreciation expense of $567,000 in the quarter. For the full year, capital expenditures were $2.1 million and depreciation expense was $2.4 million.

During the fourth quarter of 2007, while adhering to SEC imposed volume limitations, we repurchased 499,000 shares of CTG common stock. The repurchases in the quarter were made at an average price of $4.98 per share.
During this most recent self-imposed blackout period prior to releasing earnings, we repurchased shares under our
10b-5 long plan. As announced, the board has authorized a new one million share repurchase program, and we plan to continue to manage our purchases throughout the year. Jim?

J. Boldt	Thanks, Brendan. Demand for staffing was somewhat inconsistent in 2007. Overall, client demand for staffing held up as the year ended, and the staffing business had a good fourth quarter.

As to our solutions business, overall growth was approximately 7% in 2007. We’re beginning to realize the benefit from the investments we made in our solutions business last year. Most of those investments were in our healthcare business, where we expanded offerings, added sales

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territories and hired more sales staff to capitalize on our leading market position and the many opportunities in the healthcare market.

Our proposal activity in our healthcare vertical has been robust, and we’re seeing a continuation of that activity into 2008. As to the first quarter of 2008, we’re forecasting revenues in the range of $83 million to $85 million, 3.7% to 6.2% higher than in last year’s first quarter. The first quarter of 2008 will have 63 billing days, one less than the first quarter of 2007. One billing day equates to approximately $1.3 million of revenue.

If you adjust for the lower number of billing days in this year’s first quarter on a comparable basis, revenue is forecast to be 5.4% to 7.9% higher than the first quarter of 2007. As most of you are aware, we incur higher SG&A expenses in the first quarter of the year than we do in other quarters. Most notably, our audit fees are generally $250,000 to $300,000 greater in the first quarter of the year than in the second quarter, or one-cent per diluted share.

Despite that, given our revenue forecast and the increasing mix of solutions business, we expect that first quarter’s net income before merger evaluation costs will be in the $.07 to $.09 per diluted share range and,

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also excluding equity compensation, to be in the $0.08 to $0.10 per diluted share range.

As Brendan mentioned, merger evaluation costs in the 2008 first quarter will be approximately $250,000, reducing net income per diluted share by one-cent. We do not expect any additional expenses related to the 2007 merger proposals beyond those incurred in the first quarter.

As you know, 2007 earnings benefited from a $0.02 per share gain in the first quarter from the sale of marketable securities. If you exclude that and look at operations, in the first quarter of 2008, excluding merger evaluation costs, we’re forecasting a 57% to 99% increase in income from operations.

Much has been written about the slowing U.S. economy. What we’ve read we’re expecting that economic growth will be slow or even perhaps negative in the first two quarters of 2008 and then pick up in the last half of the year. Historically, our staffing business has moved in tandem with economic growth and as a consequence, we have seen a slowdown in demand from many of our staffing customers so far in the first quarter.

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Fortunately, we’re in the process of bringing on some new additional staffing business that’s offsetting the weakness that we’ve seen elsewhere. As a consequence, we’re projecting that our staffing business in the first half of 2008 will remain at the fourth quarter 2007 run rate and then begin to grow in the latter part of the year.

As to our solutions business, as I mentioned before, our proposal activity can best be described as robust, particularly in our healthcare vertical. We have new solutions engagements starting up in the first quarter of 2008, and we believe that we’re well positioned for more business to begin in the second quarter of the year.

As a result, we believe that CTG’s 2008 revenue will be in the range of $340 million to $350 million, 4.5% to 7.6% above 2007. We expect the net income in 2008 will be in the $0.33 to $0.43 per diluted share range, 32% to 72% above 2007 and that excluding compensation expense, diluted ESP will be in the range of $0.37 to $0.47, an increase of 28% to 62%.

To sum it up, our fourth quarter performance was pretty much what we expected. We expect our staffing business will remain constant for the

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first two quarters of the year and then grow in the second half of 2008. We also anticipate winning some additional solutions projects that will benefit earnings throughout the year. We therefore expect that our improving mix of more profitable solutions business will drive higher margins and operating profits throughout the year. With that, I’d like to open the call for questions if there are any.

Operator, would you please manage our question and answer period?

Moderator	At this time, I’d like to take the first question from Rick D’Auteuil. Please go ahead.

R. D’Auteuil	Okay. With the slowdown that you’re predicting or that people are saying in the economy, you’re actually seeing that with your customers pulling back on some of the staffing needs you’re saying.

J. Boldt	Yes. It’s very different, depending on the customer and the industry. I described so far in the first quarter technology service providers, the staffing business there is a little soft. It’s not dramatic, but it’s definitely soft. We don’t do much staffing in healthcare outside of life sciences. Lift sciences is also a little soft. Then you get to financial services and

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that’s weak. That’s really where we’re seeing most of the decline. But fortunately, as I said, we have some other new business coming on. We expect it to be flat for the first six months.

R. D’Auteuil	What percent of the staffing business is financial services?

J. Boldt	Financial services is 11% of our total business and of that, I believe between 6% and 7% is staffing.

R. D’Auteuil	Okay. Is the weakness on the solutions side, too, in financial services?

J. Boldt	No. We haven’t really seen that. In the United States, we did not focus on solutions to financial service companies because they were tending to take things offshore and we just didn’t think it was a place to invest our money. Most of our investment in financial services in solutions is over in Europe, and they seem to be holding up okay.

R. D’Auteuil	Okay. What are you seeing with pricing and gross margins on the staffing side with some of the slowdown?

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Host: James Boldt

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J. Boldt	No impact. We’re still in a situation where for some of the hotter skills like .NET or IBM’s WebSphere, that there’s a shortage and that we have some advantage in doing pricing where there’s a shortage, obviously. On the older skills, it’s flat, but that’s the way it’s been for a while.

R. D’Auteuil	So, flat to up slightly?

J. Boldt	Yes.

R. D’Auteuil	Okay. We can probably back into this. I guess what you’re saying is solutions maybe grows one-percent or 2% from the 33% that you saw, or was that in Q4, in the mix?

J. Boldt	Q4 was 33%. So, it’s quite possible that when we report the first quarter, we’ll say 34% and if we don’t, for sure by the second quarter we will.

R. D’Auteuil	Okay, but maybe that growth, as we exit the year, maybe something closer to what - 35% to 36%?

J. Boldt	Yes, I would think. Just maybe to give you the numbers both for last year and you can kind of see what happened. Last year, our staffing business

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dropped 4% and the solutions business grew 7%. The solutions as a percent of revenue for 2007 were 32 in total. In 2006, it was 30. So even when you have one growing and the other one dropping, it takes a while to get up a one-percent. I think what you said is probably reasonable by the fourth quarter though.

R. D’Auteuil	Okay, and that doesn’t presume anything going on in a material fashion in the U.K., right?

J. Boldt	No. Let me give you an update. I know I didn’t mention that in my comments. The situation in the U.K. hasn’t really changed. The primes, many of them are renegotiating their deal with the NHS. Obviously, they’re behind. They’re not going to hit the original dates. That have to deal with that. There are also issues about what functionality will be rolled out and in what time frame.

We’re still being told that the software that we’re waiting for is going to be available in the second quarter of 2008. Probably April is the time frame that they’ve set, but we’ve been told that before. In terms of our forecast and the guidance we just gave out, we assumed that we’ll continue with the $5 million to $6 million run rate on revenues from the

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NHS project. If the project starts up, then it’s all upside. We’ll adjust our guidance as the year goes on.

R. D’Auteuil	Okay. Let me just see. The merger advisory fees going into Q1, was that something contractual with whomever you engage there? It has nothing to do with anybody else showing up or ongoing discussions with RCM, right?

J. Boldt	No. It’s the contractual agreement that we made with the investment bankers last summer. Their advisory fees actually go through the end of March.

Moderator	Our next question comes from the line of Bill Ditullio with Boenning & Scattergood. Please go ahead.

B. Ditullio	Good morning. A quick question. You said you haven’t seen much change on the pricing. What about in the bill rates? Have you seen any changes in that?

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J. Boldt	In the hotter skills, the .NET, IBM WebSphere, etc., even some of the Java skills we are seeing bill rate increases. So the cycle started to change. It just hasn’t yet changed for the masses.

B. Ditullio	Okay. In regards to your acquisition pipeline, has it been active this year? To you expect it to be active?

J. Boldt	In terms of looking for acquisitions?

B. Ditullio	Yes.

J. Boldt	We have been looking for acquisitions. Quite frankly, at the moment, we’re very picky. We’re definitely not looking to expand our staffing business at all. The area that we would like to expand is in healthcare, and it isn’t totally in healthcare. There are some areas in healthcare where we’re stronger and some areas where we’re weaker. We’d like to do an acquisition, if possible, to fill in some of the weaker areas to get us going a little bit quicker.

In terms of size, they would be smaller transactions. These aren’t at-the-firm deals. They’re probably revenue. Maybe $5 million to $20 million

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Host: James Boldt

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would be the kind of maximum. Because the criterion is so specific, we really just haven’t come across anything yet that looks attractive. If we do, we definitely would do an acquisition at this point.

B. Ditullio	Great. What percentage of revenue is healthcare?

J. Boldt	It’s 25%.

B. Ditullio	Great. Those are my questions and congratulations on a strong quarter, guys.

J. Boldt	Okay. Thank you.

Moderator	We have a follow-up question from the line of Rick D’Auteuil with Columbia Management.

R. D’Auteuil	Yes. Just on the sales/recruiter sort of headcount, what are your plans on the hiring side as we enter the year?

J. Boldt	Well, we have more than enough people on the staffing side of the business at the moment. Their equilibrium is pretty good there. On

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recruiters at the moment, we are out actively trying to get more recruiters for the solutions side of the business. I hate to admit this, but right now, we have more requirements. Often, if they’re sole sourced just to us, then we can handle the recruiting at the moment.

We were hiring recruiters. We thought we had it under control, but we had some of the offerings hit a little bit quicker and people want projects started a little bit sooner than we thought. We do have to hire additional recruiters in order to server the market. That’s actually good news at the moment.

I don’t think for the year, though— I mean last year, 2007, our SG&A expense was 20% of revenue. So I don’t think you’re going to see it move much above that. It may go up a little bit. As you know, on the solutions side, the SG&A as a percentage of revenue is greater than on the staffing side. So, you may see it inch up a little bit, but I don’t expect any significant investments.

We pretty much have done the investments last year that we wanted in healthcare. We now have the sales territories pretty much. Maybe there’s

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one or two that we have to fill in, but pretty much, the investments were made.

The other factor is that when we have business consultants and we’re developing a new offering, we have to have them work on things like methodology and that has to be expensed just like a research cost when they actually do that. Last year, we were heavily working on new methodologies from new offerings. We have a few that we have to finish up. But pretty much, we have most of those offerings in healthcare developed. Those billable people that were working on methodology, etc. that were SG&A expense last year will go on the project and be part of billable in 2008.

R. D’Auteuil	Okay. IBM grew in the quarter. I can’t recall. When did we lap the - what was it - the Texas area, the run-off we had with some of the personnel there?

J. Boldt	That was the third quarter. It was the third quarter of 2006 that they cut back.

R. D’Auteuil	Okay. So this was an apples-to-apples kind of comparison then.

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J. Boldt	Yes, it is.

R. D’Auteuil	It grew - did I get the numbers right - 29.9 versus 23 and change?

J. Boldt	Twenty-seven.

R. D’Auteuil	Yes, okay. That’s pretty good growth. Do you get any visibility on what your expectations are there for the year?

J. Boldt	No, we don’t. It’s a complicated situation. Obviously, they have literally thousands and thousands of contractors. Each manager, when he gets an approval for a new position, he can either pick to hire internally and make it a permanent IBM position, or go outside. So, it’s even difficult, I believe, for IBM to predict. They know what they’ve approved in new seats for next year, but how the individual managers will staff them is a variable that’s very difficult to figure out for a company that size.

So, we don’t usually get any forward-looking view. Occasionally we will in a particular department. As with most companies, their budgets were just set and our people are talking to the individual managers to try and

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figure out how many additional seats they’ll have that they’ll go outside for this year. But, we really don’t have much visibility with that.

R. D’Auteuil	Okay. The operating margin adjusted in the fourth quarter was 2.6%. I haven’t calculated, but what is the midpoint of your guidance for 2008? I could run through that.

J. Boldt	It’s 3.2%. The range actually goes from 2.8% to 3.5%, but the merger evaluation cost us one-tenth of a percent. If you took out the merger evaluation cost, which is an ongoing, it would be 3.3%. That would be the midpoint.

R. D’Auteuil	Okay. If we look at sort of the run rate in Q4, is that 3.6% to 3.7%?

J. Boldt	Yes, it has to be higher than 3.2% to get there, yes.

R. D’Auteuil	Okay. So, we’re slowly making progress toward a more traditional kind of operating number. I know the mix isn’t 50/50 either, but it probably isn’t going to be any time soon. Maybe if the U.K. were to kick in a more meaningful way, you could get there in a year or two.

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J. Boldt	We originally thought it would take us three years, and you’re right. Unless we have a big project that kicks in and starts up quickly, it’s probably going to take a couple of years to do.

R. D’Auteuil	If the U.K. were to kick in in a meaningful way, do you have the resources to staff up for that?

J. Boldt	That’s going to be the biggest problem. That’s the world’s largest healthcare project. They’re going to scoop resources out of the United States. We have recruiting ready in England to hire people who worked in hospitals before, on hospital systems and then train them in some of the systems like Cerner that’s being installed. So, we definitely would have to train our people.

If it kicks in in a meaningful way and it starts up-- Just one region has 1,000 hospitals. If they have new installs, it’s going to suck up all the resources in the world that know Cerner pretty quick.

R. D’Auteuil	Okay. Just give me a sense, and I think we’ve talked about this before. What is the reputation of your healthcare solutions business I guess in the

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industry in general? You’re not a huge company, but where do you guys rank, I think, by some of the outside services?

J. Boldt	Well, if you look at class, all IT service providers that provide services in hospitals or providers and you look for the last probably two or three years and added up all the rankings - they rank you in individual areas like strategy and implementation, etc. - we would come out first. We have the best reputation, we believe, in that entire market.

There’s no one actually that ranks you in terms of health insurance markets. I don’t have an outside source to cite, but we think we have a very good reputation there as well, as least as good as we do in the provider market.

R. D’Auteuil	In the provider market, do the customers or prospects look at those rankings in evaluating who to use?

J. Boldt	Yes. Actually, occasionally, we’ll get an RFP from a hospital that we’ve never even called on because they looked at the class rates and picked the top companies.

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R. D’Auteuil	Okay, and I guess without the U.K. having kicked in, how is your ability today here to find talent in that space?

J. Boldt	At the moment, it’s pretty good. There were some large projects. It depends on the language and the software, obviously. Kaiser Permanente, for instance, did a very large Epic installation that went multiple years. It started off as a $1.8 billion project. I think in the end, they spent about $4.5 billion doing it. It ended about one-year ago. So, they’ve led a lot of Epic resources, for instance, on the market. So at the moment, finding people for Epic and even Cerner is definitely doable. It isn’t a problem.

R. D’Auteuil	Okay. Thanks.

J. Boldt	Okay. Thank you.

Moderator	(Operator’s instructions.) Mr. Boldt, please continue. There are no questions.

J. Boldt	In closing, I’ll repeat that our strategy is to increase CTG’s solutions business. We’re focused on specific verticals, such as healthcare, that we believe have a strong fundamental growth prospect, especially as they

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increase their use of technology to improve efficiencies and services. As that part of our business grows, we expect margins to expand. Yet, we will continue to be opportunistic in our staffing business.

Once again, I’d like to thank you for your continued support and for joining us this morning. Have a great day.

Moderator	Ladies and gentlemen, this does conclude our conference for today. It will be available for replay beginning today at 11:30 a.m. and ending on Sunday, February 24th at midnight. To access the AT&T Playback, for people within the U.S., 800-475-6701 with the access code 899687. For people outside of the U.S., the number is (320) 365-3844 with the access code of 899687. Thank you for your participation and you can now disconnect.